FIRST MODIFICATION OF
                             EMPLOYMENT AGREEMENT



     This First Modification of Employment Agreement (this _Modification_)

dated as of July 26, 2000, modifies the Employment Agreement dated as of December 14, 1998 between Success National Bank as Employer and Wilbur G. Meinen as Employee.

     WHEREAS, Employer and Employee desire to modify certain terms of the Employment Agreement dated December 14, 1998 (the _Agreement_) as set forth herein;


     THEN, THEREFORE, the parties agree as follows:

     1.   Salary.   The dollar amount of Employee's annual salary as set forth in
Section 2.1(a) of the Agreement is hereby modified to the annual amount of $225,000.00 effective retroactively to April 1, 2000.


     2.   Equity-Based Compensation.

          (a) Paragraph 1 of Exhibit A to the Agreement shall be modified in its entirety to read as follows:

     _Eight thousand (8,000) shares of Success Bancshares, Inc. common stock will be issued promptly to Employee, which shares will be nontransferable and be subject to forfeiture in the event Employee ceases to be a full-time

Employee of Employer because of his voluntary termination (other than a termination in connection with, or within 1 year of, a Change in Control) or termination pursuant to Section 3.2(b) or (c) of this Agreement (any such event a _Forfeiture Termination_) prior to January 2, 2001. If a Forfeiture Termination occurs, then Employee shall forfeit: (a) all of such shares if such Forfeiture Termination occurs prior to or on December 31, 1999; and (b) two-thirds (2/3) of such shares if such Forfeiture Termination occurs on or

before  December 31, 2000.   If no Forfeiture Termination has occurred on or
before January 1, 2000, then all restrictions, divestitures and forfeitures shall be removed with respect to one-third (1/3) of the shares; and if no Forfeiture Termination has occurred on or before January 1, 2001, then all restrictions, divestitures and forfeitures shall be removed with respect to the remaining two-thirds (2/3) of the shares. Anything set forth herein to the contrary notwithstanding, in the event that Employee dies or becomes disabled while employed by Employer, then all restrictions, divestitures or forfeitures of the Shares shall be deemed to have been removed immediately prior to Employee's death or disability.




     (b) An additional thirty-three thousand (33,000) stock options (to the extent possible, incentive stock options) (the _Options_) are hereby granted pursuant to the Employer's Stock Option Plan. The Option exercise price shall be the closing price of the Success Bancshares, Inc. stock as of July 26, 2000. All Options shall be immediately exercisable by Employee.

     (c) So long as Employee remains a Director of Employer, Employee shall be entitled to receive all annual Directors' option grants.


     3.   Term.     The term of the Agreement is extended to December 16,
2002.

     4.   Insurance.

          (a) Employer has purchased and, so long as Employee is employed by Employer, shall continue to pay premiums for a $1,000,000.00 life insurance policy owned by Employee subject to a split dollar agreement and assignment on ordinary terms of such policies.

          (b) Employer has purchased and, so long as Employee is employed by Employer, shall continue to pay premiums for a $1,000,000.00 key man term life insurance policy which Employee shall have the right, but not the obligation, to assume in the event Employee terminates his employment prior to or at retirement.


          (c) Employer and Employee shall enter into a split-dollar or other agreement with respect to the policies referred to in the foregoing paragraphs (a) and (b).

5. Except as expressly set forth herein, the terms and conditions of the Agreement remain in full force and effect.


     The parties have executed this Modification to the Agreement as of the date first written above.


SUCCESS NATIONAL BANK                   WILBUR G. MEINEN



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